As filed with the Securities and Exchange Commission on August 5, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

EMBARCADERO TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	68-0310015 (I.R.S. Employer Identification No.)

100 California Street, 12th Floor

San Francisco, California 94111

(Address of Principal Executive Offices)

2004 Equity Incentive Plan

(Full Title of the Plans)

Stephen R. Wong

Chief Executive Officer

100 California Street, 12th Floor

San Francisco, California 94111

Telephone: (415) 834-3131

Facsimile: (415) 434-1721

(Name and Address of Agent For Service)

Copy to:

Stephen C. Ferruolo

HELLER EHRMAN WHITE & MCAULIFFE LLP

4350 La Jolla Village Drive, 7th Floor

San Diego, California 92122-1246

Telephone: (858) 450-8400

Facsimile: (858) 450-8499

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	2,000,000	$7.24	$14,480,000	$1,835.00

(1) This registration statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based on the average of the high and low sale prices of the registrant’s common stock, as quoted on the Nasdaq National Market, on August 4, 2004.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the registrant, are incorporated herein by reference and made a part hereof:

(a)	The registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Commission on March 12, 2004;

(b)	The registrant’s quarterly report Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 10, 2004;

(c)	The registrant’s current report on Form 8-K filed with the Commission on January 27, 2004;

(d)	The registrant’s current report on Form 8-K filed with the Commission on February 2, 2004;

(e)	The registrant’s current report on Form 8-K filed with the Commission on April 20, 2004;

(f)	The registrant’s current report on Form 8-K filed with the Commission on July 2, 2004;

(g)	The registrant’s current report on Form 8-K filed with the Commission on July 20, 2004; and

(h)	The description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A filed with the Commission on April 11, 2000, as amended on April 20, 2000, and any additional amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The registrant’s amended and restated certificate of incorporation limits, to the fullest extent permitted by Delaware law, the personal liability of directors for monetary damages for breaches of their fiduciary duties.

The registrant’s amended and restated bylaws require the registrant to indemnify its past and present directors and officers to the fullest extent permitted under Delaware law. Under Delaware law, a corporation may indemnify any director or officer involved in a third party action by reason of his agreeing to serve, serving or formerly serving as a director or officer of the corporation, against all expenses, judgments, fines and settlement amounts paid in the third party action, if the director or officer acted in good faith and reasonably believed that his actions were in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, a corporation may indemnify any director or officer involved in a derivative action brought by or on behalf of the corporation against expenses incurred in the derivative action, if the director or officer acted in good faith and reasonably believed that his actions were in, or not opposed to, the best interests of the corporation. If a person has been successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory under Delaware law. Furthermore, under Delaware law a corporation may advance expenses incurred by directors or officers in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification.

The registrant has entered into indemnification agreements with certain of its directors and officers.

The registrant maintains directors and officers liability insurance which would indemnify the directors and officers of the registrant against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Heller Ehrman White & McAuliffe LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as a part of Exhibit 5.1)
24.1	Power of Attorney (see page II-4)
99.1	2004 Equity Incentive Plan

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*    *    *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, California, on this 5th day of August, 2004.

Embarcadero Technologies, Inc.

By:	/s/ Stephen R. Wong
Stephen R. Wong President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen R. Wong and Raj P. Sabhlok, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this report on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the dates set forth below.

Signature	Title	Date

/s/ Stephen R. Wong Stephen R. Wong	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	August 4, 2004

/s/ Raj P. Sabhlok Raj P. Sabhlok	Chief Financial Officer and Senior Vice President of Corporate Development (Principal Financial and Accounting Officer)	August 4, 2004

/s/ Timothy C.K. Chou Timothy C.K. Chou	Director	August 5, 2004

/s/ Gary E. Harioan Gary E. Harioan	Director	August 2, 2004

/s/ Frank M. Polestra Frank M. Polestra	Director	August 5, 2004

Michael J. Roberts	Director

/s/ Samuel T. Spadafora Samuel T. Spadafora	Director	August 3, 2004

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Heller Ehrman White & McAuliffe LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as a part of Exhibit 5.1)
24.1	Power of Attorney (see page II-4)
99.1	2004 Equity Incentive Plan